Exhibit 99.1

Company Contact:
Mr. Michael Lin
Vice President, Investor Relations
China Interactive Education, Inc.
Tel: +1-949-743-0868
Email: ir@menq.com.cn

FOR IMMEDIATE RELEASE

China Interactive Education, Inc. Reports
Financial Results for the Third Quarter 2010

ZHONGSHAN CITY, China, November 19, 2010 – China Interactive Education, Inc., (OTC Bulletin Board: CIVN) (“China Interactive Education” or the “Company”), a pioneer in interactive teaching and learning solutions in China, today announced the Company’s unaudited financial results for the third quarter of 2010.

Third Quarter 2010 Financial Highlights

  Revenues increased 117% quarter over quarter to $11.6 million

  Gross profit decreased 9% quarter over quarter to $3.5 million, representing a 30% gross margin

  Operating income decreased 21% quarter over quarter to $2.8 million, with a 24% operating profit margin

  Net income decreased 27% to $2.2 million, or $0.03 earnings per basic and diluted share

Nine Month 2010 Financial Highlights

  Revenues increased 120% period over period to $26.5 million

  Gross profit decreased 5% period over period to $7.9 million, representing a 30% gross margin

  Operating income decreased 41% period over period to $4.2 million, with a 16% operating profit margin

  Net income decreased 45% to $3.3 million, or $0.05 earnings per basic and diluted share

“The demand for our Interactive Classroom Solutions (“ICS”) remains healthy and we are optimistic about the market potential of our products,” commented Mr. Ruofei Chen, CEO of China Interactive Education. “Our ICS product line is well-received by our customers and we believe that it will generate additional follow-on opportunities next year when classrooms are due for equipment upgrade or replacement. With the positive returns generated from the initial marketing expenditure made in the first quarter under our brand name “Five Best Student,” we continued to devote resources to engage in further marketing during the quarter. We believe this will help to contribute to our long-term growth as additional customers become aware of our products. In the Education Learning Product (“ELP”) segment, our competitor began to lower its prices during the quarter faster than we had anticipated. As a result, revenue generated from this segment has been adversely affected. However, the retail distribution channels for our ELPs remained healthy and we expect that this will provide us with up-sell opportunities as we roll-out additional products next year.”

Mr. Ruofei Chen further remarked, "During the quarter, we concentrated our efforts on filling orders that with the shortest cash turnaround cycle, and accepting fewer larger orders with a longer cash turnaround cycle, in order to maintain a healthy cash flow cycle. Several of our expected contracts with local governments have been delayed as we continue to negotiate with such parties on payment terms. Therefore, we are updating our guidance for 2010 revenue in the range of $52 - $54 million with net income in the range of $8.3 - $9.0 million.

Third Quarter 2010 Financial Results

Revenue. During the 2010 third quarter, we changed our principal business from the licensing of patent rights and provision of related technology development services to the sale of educational learning products and interactive classroom solutions products under our own “Five Best Student” brand. We continued to leverage market acceptance of these new products during the quarter and recorded significant revenue growth when compared to the same quarter last year. Our revenue increased by $6.23 million, or 117%, from $5.35 million for the three months ended September 30, 2009 to $11.58 million for the three months ended September 30, 2010. The increase in revenue was also due to the advertising and promotion efforts of the Company to promote the new business for the three months ended September 30, 2010. During the three months ended September 30, 2010, advertising and promotion expenses amounted to $142,707 while only $37,231 was spent for advertising and promotion for the three months ended September 30, 2009. During the three months ended September 30, 2010, sales of education learning products and interactive classroom solutions products accounted for 28% and 72% of our revenue, respectively.

Cost of revenue. Our cost of revenue increased by $6.56 million, or 432%, to $8.08 million for the three months ended September 30, 2010, from $1.52 million for the three months ended September 30, 2009. The cost of revenue as a percentage of revenue increased from 28% for the three months ended September 30, 2009 to 70% for the three months ended September 30, 2010. The increase in cost of revenue represents the differences between the cost structure of licensing revenue and product revenue, in connection with our change of business noted above. The cost of manufacturing interactive classroom solution products and electronic learning products, in particular the hardware and related equipment, is higher than the cost of providing licensing of patent and related technology development services.

Gross profit. Our gross profit decreased by $0.33 million, or 9%, to $3.5 million for the three months ended September 30, 2010, from $3.83 million for the three months ended September 30, 2009. Gross profit as a percentage of net revenue was 30% and 72% for the three months ended September 30, 2010 and 2009, respectively. The decrease in gross margin was due to the increase in cost of revenue as a result of our change of business as mentioned above. For the three months ended September 30, 2009, our patent licensing and technology development services business had a gross margin of 72%. For the three months ended September 30, 2010, our educational learning products and interactive classroom solutions products had gross margins of 24% and 32%, respectively.

Selling expenses. For the three months ended September 30, 2010, our selling expenses increased by $0.23 million, or 405%, to $0.28 million, from $0.06 million for the three months ended September 30, 2009. During the 2010 period, we incurred expenses related to our marketing campaign for our change in business and in the build up of our own “Five Best Student” brand. The cost of advertisement and promotion related to brand building for the three months ended September 30, 2010 amounted to $142,707, while only $37,231 was spent for advertising and promotion for the three months ended September 30, 2009.

General and administrative expenses. For the three months ended September 30, 2010, our general and administrative expenses increased by $0.26 million, or 163%, to $0.42 million from $0.16 million for the three months ended September 30, 2009. Such increase was mainly due to the increase in legal and professional fees in connection with our status as a public company.

Research and development expenses. For the three months ended September 30, 2010, our research and development expenses decreased by $0.1 million, or 74%, to $0.04 million from $0.14 million for the three months ended September 30, 2009. Such decrease was due to our devotion of more resources in 2009 to develop educational products such that fewer resources were required in the 2010 period to further develop these products.

Income before income taxes. Our income before income taxes decreased by $0.69 million, or 20%, to $2.79 million for the three months ended September 30, 2010, from $3.48 million for the three months ended September 30, 2009, resulting from the decrease in gross profit and increase in selling expenses and administrative expenses for reasons stated above.

Net income. For the three months ended September 30, 2010, we generated a net income of $2.16 million, a decrease of $0.81 million, or 27%, from $2.96 million for the three months ended September 30, 2009, as a result of the factors described above.

Nine-Month 2010 Financial Results

Revenue. During the 2010 period, we changed our principal business from the licensing of patent rights and provision of related technology development services to the sale of educational learning products and interactive classroom solutions products under our own “Five Best Student” brand. For the nine months ended September 30, 2010, we were successful in introducing these new products to our target customers and created a strong demand for our products. We recorded significant revenue growth when compared to the same period last year. Our revenue increased to $26.51 million in the nine months ended September 30, 2010, from $12.04 million for the nine months ended September 30, 2009, representing a 120% increase. The increase in revenue was also due to the advertising and promotion efforts of the Company to promote the new business for the nine months ended September 30, 2010.During the nine months ended September 30, 2010, advertising and promotion expenses amounted to $1,668,111 while only $91,936 was spent for advertising and promotion for the same period last year. During the nine months ended September 30, 2010, sales of education learning products and interactive classroom solutions products accounted for 38% and 61% of our revenue, respectively.

Cost of revenue. Our cost of revenue increased by $14.92 million, or 401%, to $18.64 million for the nine months ended September 30, 2010, from $3.72 million for the nine months ended September 30, 2009. The cost of revenue as a percentage of revenue increased from 31% for the nine months ended September 30, 2009 to 70% for the nine months ended September 30, 2010. The increase in cost of revenue represents the differences between the cost structure of licensing revenue and product revenue, in connection with our change of business noted above. The cost of manufacturing interactive classroom solution products and electronic learning products, in particular the hardware and related equipment, is higher than the cost of providing licensing of patent and related technology development services.

Gross profit. Our gross profit decreased by $0.45 million, or 5%, to $7.87 million for the nine months ended September 30, 2010, from $8.32 million for the nine months ended September 30, 2009. Gross profit as a percentage of net revenue was 30% and 69% for the nine months ended September 30, 2010 and 2009, respectively. The decrease in gross margin was due to the increase in cost of revenue as a result of our change of business as noted above. For the nine months ended September 30, 2009, our patent licensing and technology development services business had a gross margin of 69%. For the nine months ended September 30, 2010, our educational learning products and interactive classroom solutions products had gross margins of 32% and 28%, respectively.

Selling expenses. For the nine months ended September 30, 2010, our selling expenses increased by $2.47 million, or 2202%, to $2.58 million, from $0.11 million for the nine months ended September 30, 2009. During the 2010 period, we incurred expenses related to our marketing campaign for our change in business and in the build up of our own “Five Best Student” brand. During the nine months ended September 30, 2010, advertising and promotion expenses amounted to $1,668,111, while only $91,936 was spent for advertising and promotion for the same period last year.

General and administrative expenses. For the nine months ended September 30, 2010, our general and administrative expenses increased by $0.62 million, or 183%, to $0.96 million, from $0.34 million for the nine months ended September 30, 2009. The increase was primarily attributable to additional expenses related to the commencement of operations at MenQ China's factory in Zhongshan in May 2009.

Research and development expenses. For the nine months ended September 30, 2010, our research and development expenses decreased by $0.63 million, or 85%, to $0.11 million from $0.74 million for the nine months ended September 30, 2009. Such decrease was due to our devotion of more resources in 2009 to develop educational products such that fewer resources were required in the 2010 period to further develop these products.

Income before income taxes. Our income before income taxes decreased by $2.88 million, or 40%, to $4.24 million for the nine months ended September 30, 2010, from $7.13 million for the nine months ended September 30, 2009, primarily due to the increase in selling expenses and administration expenses.

Net income. For the nine months ended September 30, 2010, we generated a net income of $3.29 million, a decrease of $2.72 million, or 45%, from $6 million for the nine months ended September 30, 2009, as a result of the factors described above.

SEGMENT DATA

The following table sets out the analysis of the Company’s revenue by products and services.

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue from external customers:
Interactive classroom solutions products	$8,308,355	$-	$16,168,144	$-
Electronic learning products	3,264,699	-	10,082,055	-
Licensing of patent and related technology development services	-	2,863,390	-	9,163,847
Other electronic products	2,819	2,483,342	263,647	2,880,353
Total	$11,575,873	$5,346,732	$26,513,846	$12,044,200

Recent Developments

On September 21, 2010, we established the Guangzhou Research Institute of Collaborative Education Science and Technology (“CEST”), a private non-enterprise entity, in Guangzhou, China, and have engaged a group of six professors to provide advisory services to CEST, pursuant to separate consultancy agreements with each of them. CEST is mainly engaged in the research and development of education and technology applications. It is organized as an academic organization and will host academic workshops with schools, local and central governments, on the design and implementation of technology products in education.

“With the establishment of CEST, we are delighted that we will have a research and design institute to further our product development and respond to customer needs,” commented Mr. Ruofei Chen, CEO of China Interactive Education. “The institute will also promote our products and services which we expect will create additional product awareness that will help us in the contract bidding process.”

Fiscal Year 2010 Guidance Update

For the full year 2010, the Company projects $52 - $54 million in revenue. The Company expects that net income will likely to be within the range of $8.3 - $9 million.

About China Interactive Education

China Interactive Education, Inc., headquartered in Zhongshan, China, is a pioneer in providing interactive teaching and learning solutions to China’s educational institutions, professional training schools, and individuals. The Company’s proprietary educational materials, co-developed with one of China’s leading universities and groups of educational professionals, are embedded in its self-developed interactive hardware and software solutions. China Interactive Education sells its interactive classroom solutions (ICS) directly to educational institutions, as well as through area distributors, and its electronic learning products (ELP) are sold under its own “Five Best Student” consumer brand as well as other licensed brands through retail points of sale throughout China. To learn more about the Company, please visit www.menq.com.cn.

Safe Harbor Statement

This press release may contain certain 'forward-looking statements' relating to the business of China Interactive Education, Inc., and its subsidiary companies. All statements, other than statements of historical fact included herein are forward-looking statements, including statements regarding: the likelihood that the Company’s ICS solution will remain healthy and generate additional follow-on opportunities for the Company in the coming year; the likelihood that the Company’s ELP retail distribution channels will remain healthy and provide the Company with additional selling opportunities in the coming year; the ability of the Company to maintain a healthy cash flow cycle; and the ability of the Company to perform under sales contracts; the general ability of the Company to achieve its commercial objectives, including the fiscal year 2010 guidance; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as 'believes,' 'expects' or similar expressions. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, known and unknown risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

--FINANCIAL TABLES FOLLOW--

CHINA INTERACTIVE EDUCATION, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (AMOUNTS EXPRESSED IN US DOLLARS)
ASSETS
	September 30,	December 31,
	2010	2009
	(Unaudited)
Current assets
Cash and cash equivalents	$287,603	$351,544
Accounts receivable, net of allowance of $729,515 and $nil as of September 30, 2010 and December 31, 2009 respectively	14,434,663	11,006,809
Inventories	3,701,857	1,152,365
Deposits, prepayments and other receivables	813,392	656,236
Total current assets	19,237,515	13,166,954
Property, plant and equipment, net	418,638	402,897
Intangible assets, net	430,492	581,604
Total assets	$20,086,645	$14,151,455
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts and notes payable	$2,104,055	$4,687,232
Other payables and accrued expenses	381,829	160,449
Advances from customers	1,058,057	255,852
Value added and other taxes payable	5,662,063	1,737,623
Income tax payable	1,498,551	742,937
Due to related parties	635,880	1,357,954
Total current liabilities	11,340,435	8,942,047
Total liabilities	11,340,435	8,942,047
Commitments and Contingencies
Shareholders' Equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized,
none issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized,
65,000,000 and 65,000,000 shares issued and outstanding	65,000	65,000
Additional paid-in capital	1,128,000	1,128,000
Statutory reserves	87,884	87,884
Retained earnings	6,828,919	3,540,507
Accumulated other comprehensive income	636,407	388,017
Total shareholders' equity	8,746,210	5,209,408
Total liabilities and shareholders’ equity	$20,086,645	$14,151,455

CHINA INTERACTIVE EDUCATION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(UNAUDITED) (AMOUNTS EXPRESSED IN US DOLLARS)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue	$11,575,873	$5,346,732	$26,513,846	$12,044,200
Cost of sales	(8,079,116)	(1,517,543)	(18,641,855)	(3,722,084)
Gross profit	3,496,757	3,829,189	7,871,991	8,322,116
Operating expenses :
Selling expenses	(282,388)	(55,950)	(2,579,748)	(112,081)
General and administrative expenses	(415,781)	(157,948)	(960,347)	(339,460)
Research and development expenses	(36,726)	(139,581)	(110,177)	(742,429)
	(734,895)	(353,479)	(3,650,272)	(1,193,970)
Income from operations	2,761,862	3,475,710	4,221,719	7,128,146
Other income	23,150	268	23,238	464
Income before income taxes	2,785,012	3,475,978	4,244,957	7,128,610
Income taxes	(628,476)	(512,807)	(956,545)	(1,124,267)
Net income	2,156,536	2,963,171	3,288,412	6,004,343
Other comprehensive income :
Foreign currency translation adjustment	206,579	275,372	248,390	59,179
Total comprehensive income	$2,363,115	$3,238,543	$3,536,802	$6,063,522

Weighted average number of shares :
- Basic and diluted	65,000,000	60,400,000	65,000,000	60,400,000

Earnings per common share
- Basic and diluted	$0.03	$0.05	$0.05	$0.10

CHINA INTERACTIVE EDUCATION, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (AMOUNTS EXPRESSED IN US DOLLARS)

	Nine months ended September 30,
	2010	2009
Cash flows from operating activities:
Net income	$3,288,412	$6,004,343
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation of property, plant and equipment	75,320	8,107
Amortization of intangible assets	165,579	164,357
Allowance for doubtful debts	718,145	-
Increase in assets :
Accounts receivable	(3,864,810)	(1,221,588)
Inventories	(2,488,411)	(462,802)
Deposits, prepayments and other receivables	(143,219)	(369,645)
Increase (decrease) in liabilities :
Accounts and notes payable	(2,626,932)	1,416,305
Other payables and accrued expenses	217,365	4,512
Advances from customers	789,684	193,468
Value added and other taxes payable	3,830,828	43,507
Income tax payable	729,822	139,298
Net cash provided by operating activities	691,783	5,919,862
Cash flows from investing activities :
Purchase of property, plant and equipment	(83,541)	(218,396)
Purchase of intangible assets	(5,962)	-
Advance to related company	-	130,914
Net cash used in investing activities	(89,503)	(87,482)
Cash flows from financing activities:
Advance from related parties	183,558	145,240
Repayment to related parties	(916,425)	(6,317,534)
Net cash used in financing activities	(732,867)	(6,172,294)
Effect of foreign currency translation	66,646	1,062
Net decrease in cash and cash equivalents	(63,941)	(338,852)
Cash and cash equivalents, beginning of period	351,544	440,000
Cash and cash equivalents, end of period	$287,603	$101,148
Supplemental disclosure information Income taxes paid	$113,038	$-